Exhibit 99.1

CONTACT:

Rose Hoover

Executive Vice President &

 Chief Administrative Officer

(412) 456-4418

rhoover@ampcopgh.com

FOR IMMEDIATE RELEASE

AMPCO-PITTSBURGH ANNOUNCES AGREEMENT TO INCREASE SIZE OF ITS BOARD OF DIRECTORS

Pittsburgh, PA, February 13, 2014 – Ampco-Pittsburgh Corporation (NYSE: AP) today announced that it has agreed to support the nominees recommended by GAMCO Asset Management Inc., which, along with its affiliates, beneficially owns approximately 17% of the Corporation’s outstanding common stock. At its meeting scheduled to occur on February 27, 2014, the Corporation’s Board of Directors will expand from nine members to eleven members and appoint James J. Abel and Michael I. German (candidates which GAMCO had announced that it intended to nominate for election as directors to the Corporation’s Board of Directors at the Corporation’s 2014 Annual Meeting of Shareholders) to fill the two vacancies.

Robert A. Paul, Chairman and Chief Executive Officer, said, “We have engaged in productive discussions with GAMCO about our business and long-term prospects. We are pleased that our commitment to constructive engagement with our largest shareholder has allowed us to reach a cooperative agreement which we believe is in the best interests of our shareholders. We look forward to welcoming our new directors and having their experience and expertise complement the contributions of our continuing directors as we strive to create meaningful long-term value for all Ampco-Pittsburgh shareholders. Our Board and management team remain committed to continued operational improvement, generating profitable growth and disciplined execution of our business strategies.”

Ampco-Pittsburgh Corporation is a leading producer of forged and cast rolling mill rolls for the worldwide steel and aluminium industries. It is also a producer of air and liquid processing equipment.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

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